FUND ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into this ____day of July, 2013, by and among STEBEN SELECT MULTI-STRATEGY FUND, a Delaware statutory trust, STEBEN SELECT MULTI-STRATEGY MASTER FUND, a Delaware statutory trust, referred to herein individually as a “Fund” and collectively the “Funds”, and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, each Fund is registered under the Investment Company Act of 1940, the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended (the “Acts”), as a closed-end non-diversified management investment company; and

WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, each Fund desires to retain USBFS to provide fund administration services to each Fund.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Administrator

Each Fund hereby appoints USBFS as administrator of the Funds on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein as well as any additional services and duties that are customarily provided by investment company administrators; provided, however, that any event such additional services and duties materially increase the services and duties of USBFS hereunder, the parties agree to amend this Agreement to reflect such increased services and duties. Except as contemplated hereby, no other implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following administration services to each Fund:

A.	General Fund Management:
(1)	Act as liaison among the Funds’ service providers.

(2)	Supply:

a.	Office facilities (which may be in USBFS’, or an affiliate’s, own offices).
b.	Non-investment-related statistical and research data as requested.

(3)	Coordinate the Funds’ board of trustees (the “Board of Trustees”) or the “Trustees”) communications, such as:
a.	Prepare meeting agendas and resolutions, with the assistance of each Fund’s counsel.
b.	Prepare reports for the Board of Trustees based on financial and administrative data.
c.	Assist with the selection of the independent auditor.
d.	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.
e.	Prepare minutes of meetings of the Board of Trustees and each Fund’s shareholders.
f.	Recommend dividend declarations to the Board of Trustees and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.
g.	Attend Board of Trustees meetings and present materials for Trustees’ review at such meetings.

(4)	Audits:
a.	For the annual Funds’ audit, prepare appropriate schedules and materials, provide requested information the independent auditors and facilitate the audit process.
b.	For SEC or other regulatory audits, provide requested information to the SEC or other regulatory agency and facilitate the audit process.
c.	For all audits, provide office facilities, as needed.

(5)	Assist with overall operations of each Fund.
(6)	Pay each Fund’s expenses upon written authorization from each Fund.
(7)	Keep each Fund’s governing documents, including its charter, bylaws and minute books, but only to the extent such documents are provided to USBFS by each Fund or its representatives for safe keeping.

B.	Compliance:
(1)	Regulatory Compliance:
a.	Monitor compliance with the Acts requirements, including:
(i)	Asset and diversification tests.
(ii)	Total return and SEC yield calculations.
(iii)	Maintenance of books and records under Rule 31a-3.
(iv)	Code of ethics requirements under Rule 17j-1 for the disinterested Directors.

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b.	Monitor each Fund's compliance with the investment policies and limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”).

c.	Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with: (i) any certification required of each Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of USBFS’ compliance program as it relates to each Fund provided the same shall not be deemed to change USBFS’ standard of care as set forth herein.

d.	Monitor applicable regulatory and operational service issues, and update Board of Trustees periodically.

(2)	SEC Registration and Reporting:
a.	Assist Funds’ counsel in annual update of the Registration Statement.
b.	Prepare and file annual and semiannual shareholder reports, Form N-SAR, Form N-CSR, Form N-Q filings and Rule 24f-2 notices. As requested by each Fund, prepare and file Form N-PX filings.
c.	Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.
d.	File fidelity bond under Rule 17g-1.
e.	Monitor sales of each Fund’s shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

(3)	IRS Compliance:
a.	Monitor each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:
(i)	Diversification requirements.
(ii)	Qualifying income requirements.
(iii)	Distribution requirements.
b.	Calculate required distributions (including excise tax distributions).

C.	Financial Reporting:
(1)	Provide financial data required by the Prospectus and SAI.
(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and the independent auditor.
(3)	Supervise the Funds’ custodian and fund accountants in the maintenance of the Funds’ general ledger and in the preparation of each Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

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(4)	Compute the yield, total return, expense ratio and portfolio turnover rate of each class of the Funds.
(5)	Monitor expense accruals and make adjustments as necessary; notify the Funds’ management of any adjustments expected to materially affect the Funds’ expense ratio.
(6)	Prepare financial statements, which include, without limitation, the following items:
a.	Schedule of Investments.
b.	Statement of Assets and Liabilities.
c.	Statement of Operations.
d.	Statement of Changes in Net Assets.
e.	Statement of Cash Flows, if applicable
f.	Financial Highlights.
(7)	Pursuant to Rule 31a-1(b)(9) of the Investment Company Act of 1940, prepare quarterly broker security transaction summaries.

D.	Tax Reporting:
(1)	Provide the Funds’ management and independent accountant with tax reporting information pertaining to each Fund and available to USBFS as required in a timely manner.
(2)	Prepare for the review of the independent accountants and/or Funds’ management the federal and state tax returns including, without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. USBFS will prepare annual Funds’ federal and state income tax return filings as authorized by and based on the instructions received by Funds’ management and/or its independent accountant.
(3)	Calculate the annual excise distribution amounts for the review and approval of Funds’ management and/or its independent accountant.
(4)	Prepare Funds’ financial statement tax footnote disclosures for the review and approval of Fund Management and/or its independent accountant.

E.	Repurchase Offers:

Provide the coordination and processing of all repurchase offers as stipulated in the prospectus. This will include:

(1) the tabulation and calculation of requested shares for repurchase;

(2) calculation of total shares available for repurchase;

(3) calculation of actual percentage of requested shares to be redeemed.

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3.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time). USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. Each Fund shall pay all such fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. Each Fund shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if each Fund is disputing any amounts in good faith. Each Fund shall pay such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. Notwithstanding anything to the contrary, amounts owed by each Fund to USBFS shall only be paid out of the assets and property of the Fund involved.

4.	License of Data; Warranty; Termination of Rights

A.	USBFS has entered into an agreement with MSCI index data services (“MSCI”) and Standard & Poor Financial Services LLC (“S&P”) which obligates USBFS to include a list of required provisions in this Agreement attached hereto as Exhibit B. The index data services being provided to each Fund by USBFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to each Fund. The provisions in Exhibit B shall not have any affect upon the standard of care and liability USBFS has set forth in Section 6 of this Agreement.

B.	Each Fund agrees to indemnify and hold harmless USBFS, its information providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Funds’ or any third party’s use of, or inability to use, the Data or any breach by the Funds of any provision contained in this Agreement. The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBFS as set forth in Section 6 of this Agreement.

5.	Representations and Warranties

A.	Each Fund hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of each Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

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(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to each Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

6.	Standard of Care; Indemnification; Limitation of Liability

A.	USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by each Fund in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, each Fund shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of each Fund, as approved by the Board of Trustees of each Fund, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of each Fund, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

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USBFS shall indemnify and hold each Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that each Fund may sustain or incur or that may be asserted against each Fund by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund” shall include each Fund’s trustees, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of each Fund shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide each Fund, at such times as each Fund may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

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Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for each Fund pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

E.	In conjunction with the tax services provided to each Fund by USBFS hereunder, USBFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof. Any information provided by USBFS to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in USBFS’ administrative capacity. USBFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item. Each Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by USBFS, and any supporting documents thereto, in connection with the tax reporting services provided to each Fund by USBFS. USBFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by USBFS to a Fund. The tax information provided by USBFS shall be pertinent to the data and information made available to us, and is neither derived from nor construed as tax advice.

7.	Data Necessary to Perform Services

Each Fund or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

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8.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of each Fund, all records and other information relative to each Fund and prior, present, or potential shareholders of each Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by each Fund, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by each Fund. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from each Fund or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by each Fund pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In addition, USBFS will comply with any other limitations or restrictions on disclosure of portfolio holdings or other information of each Fund set forth in each Fund’s prospectuses and statements of additional information. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to each Fund and its shareholders.

9.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to each Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of each Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to each Fund or its designee on and in accordance with its request.

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10.	Compliance with Laws

Each Fund has and retains primary responsibility for all compliance matters relating to each Fund, including but not limited to, compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of each Fund relating to its portfolio investments as set forth in its current prospectus and statement of additional information. USBFS’ services hereunder shall not relieve each Fund of its responsibilities for assuring such compliance or the Board of Trustees’ oversight responsibility with respect thereto. The foregoing shall not affect USBFS’ responsibilities for compliance and related matters delegated to USBFS by each Fund as expressly contemplated hereby.

11.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and each Fund, and authorized or approved by the Board of Trustees.

12.	Early Termination. In the absence of any material breach of this Agreement, should the Funds elect to terminate this Agreement prior to the end of the three year term, the Funds agree to pay the following fees:

a.	all the monthly fees for the length of the Agreement, including the repayment of any negotiated discounts;
b.	all fees associated with converting services to successor service provider, as agreed upon by both parties;
c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider, as agreed upon by both parties;
d.	all out-of-pocket costs associated with a-c above, as agreed upon by both parties.

13.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Funds by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Funds, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Funds (if such form differs from the form in which USBFS has maintained the same, the Funds shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Funds.

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14.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of USBFS, or by USBFS without the written consent of the Fund accompanied by the authorization or approval of the Fund’s Board of Directors.

15.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the Acts, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the Acts or any rule or order of the SEC thereunder.

16.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

17.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

18.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

19.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint USBFS and its officers, directors and employees as the Funds’ attorneys, form attorney-client relationships or require the provision of legal advice. Each Fund acknowledges that in-house USBFS attorneys exclusively represent USBFS and rely on outside counsel retained by the Funds to review all services provided by in-house USBFS attorneys and to provide independent judgment on each Fund’s behalf. Because no attorney-client relationship exists between in-house USBFS attorneys and each Fund, any information provided to USBFS attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances. USBFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

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20.	Limitation of Liability

It is expressly agreed that the obligations of each Fund hereunder shall not be binding upon any of the Trustees, stockholders, nominees, officers, agents or employees of each Fund personally, but shall bind only the property of each Fund as provided in the Funds’ Declaration of Trust, as may be amended from time to time. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of each Fund, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of each Fund as provided above.

21.	Force Majeure

Neither USBFS nor the Fund shall be liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; acts of terrorism; sabotage; strikes; epidemics; riots; power failures; computer failure and any such circumstances beyond its reasonable control as may cause interruption, loss or malfunction of utility, transportation, computer (hardware or software) or telephone communication service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation; provided, however, that in the event of a failure or delay, USBFS (i) shall not discriminate against the Fund in favor of any other customer of USBFS in making computer time and personnel available to input or process the transactions contemplated by this Agreement, and (ii) shall use its best efforts to ameliorate the effects of any such failure or delay.

22.	Massachusetts Privacy Regulation

USBFS agrees to implement and maintain appropriate security measures to protect “personal information,” as that term is defined in 201 CMR 17.00: Standards For The Protection Of Personal Information Of Residents Of The Commonwealth (“Massachusetts Privacy Regulation”), consistent with the Massachusetts Privacy Regulation and any applicable federal regulations.

23.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

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Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attn:____________

Phone:__________

Fax: _____________

and notice to the Fund shall be sent to:

Steben Select Multi-Strategy Fund and Steben Select Multi-Strategy Master Fund

c/o Steben & Company Inc.

9711 Washingtonian Blvd., Suite 400

Gaithersburg, MD 20878

Attn: Francine Rosenberger

Phone: 240-631-7602

Fax: 240-631-9595

24.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

STEBEN SELECT MULTI-STRATEGY FUND	U.S. BANCORP FUND SERVICES, LLC

By:	By:

Name: Kenneth E. Steben	Name: Michael R. McVoy

Title: Chief Executive Officer	Title: Executive Vice President

STEBEN SELECT MULTI-STRATEGY MASTER FUND

By:

Name: Kenneth E. Steben

Title: Chief Executive Officer

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Exhibit B to the

Fund Administration Servicing Agreement

Steben Select Multi-Strategy Fund and Steben Select Multi-Strategy Master Fund

REQUIRED PROVISIONS OF MSCI and S&P

•	Each Fund shall represent that it will use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party.

•	Each Fund shall represent that it will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

•	Each Fund shall represent that it will treat the Data as proprietary to MSCI and S&P. Further, each Fund shall acknowledge that MSCI and S&P are the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

•	Each Fund shall represent that it will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Funds’ present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

•	Each Fund shall be obligated to reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.

•	Each Fund shall acknowledge that it assumes the entire risk of using the Data and shall agree to hold MSCI or S&P harmless from any claims that may arise in connection with any use of the Data by each Fund.

•	Each Fund shall acknowledge that MSCI or S&P may, in its sole and absolute discretion and at any time, terminate USBFS’ right to receive and/or use the Data.

•	Each Fund shall acknowledge that MSCI and S&P are third party beneficiaries of the Customer Agreement between S&P, MSCI and USBFS, entitled to enforce all provisions of such agreement relating to the Data.

THE DATA IS PROVIDED TO EACH FUND ON AN "AS IS" BASIS. USBFS, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF). USBFS, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

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Exhibit B (continued) to the Fund Administration Servicing Agreement

Steben Select Multi-Strategy Fund and Steben Select Multi-Strategy Master Fund

EACH FUND ASSUMES THE ENTIRE RISK OF ANY USE THE FUNDS MAY MAKE OF THE DATA. IN NO EVENT SHALL USBFS, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO EACH FUND , OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF EACH FUND TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF USBFS, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.

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